Exhibit 99.1
CKE RESTAURANTS, INC. ANNOUNCES STOCKHOLDER APPROVAL OF
MERGER AGREEMENT WITH AFFILIATES OF APOLLO MANAGEMENT
CARPINTERIA, CALIFORNIA, June 30, 2010 – CKE Restaurants, Inc. (NYSE: CKR) (“CKE”) today announced that its stockholders approved the proposal to adopt the merger agreement providing for its acquisition by entities created by certain affiliates of Apollo Management VII, L.P.
The affirmative vote of the holders of a majority of the outstanding shares of common stock of CKE was required to approve the proposal to adopt the merger agreement. According to the final tally of shares voted, approximately 76% of the outstanding shares of common stock of CKE as of the close of business on May 10, 2010, the record date, were voted to approve the proposal to adopt the merger agreement. Of the shares that were voted at the meeting, approximately 99% were voted to approve the proposal to adopt the merger agreement.
All approvals, consents or consultations required to consummate the merger under U.S. antitrust laws have been obtained or made, and accordingly, the related condition to the consummation of the merger set forth in the merger agreement has been fully satisfied. The consummation of the merger remains subject to the satisfaction or waiver of certain other closing conditions set forth in the merger agreement and discussed in detail in the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission by CKE on June 3, 2010.
FORWARD-LOOKING STATEMENTS
This filing contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give CKE’s current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond CKE’s control, and could cause CKE’s results to differ materially from those described. These uncertainties and other factors include, but are not limited to, risks associated with the proposed transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to complete the proposed transaction due to the failure to satisfy certain conditions to completion of the proposed transaction or the failure to obtain the necessary debt financing arrangements set forth in the debt commitment letter received in connection with the proposed transaction. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. CKE undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties as discussed in CKE’s filings with the Securities and Exchange Commission (the “SEC”).
CKE Restaurants, Inc.
Headquartered in Carpinteria, Calif., CKE is publicly traded on the New York Stock Exchange under the symbol “CKR.” As of the end of its first quarter of fiscal 2011, CKE., through its subsidiaries, had a total of 3,146 franchised, licensed or company-operated restaurants in 42 states and in 16 countries, including 1,233 Carl’s Jr.® Restaurants and 1,901 Hardee’s® restaurants. For more information about CKE, please visit www.ckr.com.

SOURCE: CKE Restaurants, Inc.
Investor Relations
Lori Barker, 805-745-7750
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Beth Mansfield, 805-745-7741